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                                                                                                                          Exhibit 12



                                                                                   The Gillette Company

                                                                             Ratio of Earnings to Fixed Charges
                                              Three months     Three months
Dollars in millions                              ended            ended
                                              March 31, 2004   March 31, 2003       2003       2002       2001       2000       1999
                                             ---------------  ---------------      -----      -----      -----      -----      -----
Earnings:
 Income from continuing operations before
 income taxes                               $            530              376      1,964      1,752      1,342      1,288      1,912
       Interest expense                                   12               14         54         84        145        223        136
       Interest portion of rental expense                 10               11         41         43         31         25         20
       Amortization of capitalized interest                2                3         10         10          9          6          5

                                                       -----            -----      -----      -----      -----      -----      -----
       Earnings available for fixed charges $            554              404      2,069      1,889      1,527      1,542      2,073
                                                       =====            =====      =====      =====      =====      =====      =====

Fixed Charges:
       Interest expense                     $             12               14         54         84        145        223        136
       Interest capitalized                                1                1          2          4         11         23         13
       Iterest portion of rental expense                  10               11         41         43         31         25         20

                                                       -----            -----      -----      -----      -----      -----      -----
       Total fixed charges                  $             23               26         97        131        187        271        169
                                                       =====            =====      =====      =====      =====      =====      =====



Ratio of Earnings to Fixed Charges                      24.1             15.5       21.4       14.5        8.2        5.7       12.3
                                                       =====            =====      =====      =====      =====      =====      =====

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